UNITED STATES

SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549

SCHEDULE 14C

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VELATEL GLOBAL COMMUNICATIONS, INC.

(Name of Registrant Specified In Its Charter)

(Name of Person(s) Filing Information Statement, if other than the Registrant)

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Date Filed: July 30, 2012

VELATEL GLOBAL COMMUNICATIONS, INC.

5950 La Place Court, Suite 160

Carlsbad, California 92008

NOTICE OF ACTION TO BE TAKEN

PURSUANT TO THE WRITTEN CONSENT OF STOCKHOLDERS

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY.

August 1, 2012

To the Shareholders of VelaTel Global Communications, Inc.

NOTICE IS HEREBY GIVEN that the shareholders of the issued and outstanding shares of the Series A common stock and the Series B common stock of VelaTel Global Communications, Inc. (“Company,” “us” or “we”) who, in the aggregate, hold a majority of the voting power of all shares of the Company’s common stock entitled to vote have, by written consent in lieu of a regular or special meeting of the Company’s shareholders (“Majority Written Consent”), approved an amendment to the Company’s Articles of Incorporation to increase the authorized shares of the Company’s Series A common stock from 20,000,000 to 1,000,000,000 and to increase the authorized shares of the Company’s Series B common stock from 2,000,000 to 100,000,000 (collectively, the “Increase in Authorized Shares”).

In accordance with Sections 78.2055, 78.315, 78.320 and 78.390 of the Nevada Revised Statutes (“NRS”), the Increase in Authorized Shares was approved on July 10, 2012, by Unanimous Written Consent of our Board of Directors (“Board”) and by the Majority Written Consent. Your vote is not required to approve the Increase in Authorized Shares, and this Definitive Information Statement is not a request for your vote or a proxy. This Definitive Information Statement is furnished to inform our shareholders of the Majority Written Consent in accordance with Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended (“Exchange Act”), and to inform the shareholders of our common stock of the Increase in Authorized Shares before it takes effect. Pursuant to Rule 14c-2 of the Exchange Act, the Increase in Authorized Shares will not take effect until a date that is at least 20 days after the date our Definitive Information Statement has been mailed to the shareholders of our common stock. Our Definitive Information Statement will be mailed to our shareholders on or about August 1, 2012. We anticipate an effective date for the Increase in Authorized Shares to be approximately August 21, 2012, or as soon thereafter as practicable in accordance with applicable law, including the Exchange Act and the NRS. No dissenter’s rights are afforded to the shareholders of our common stock under the NRS in connection with the Increase in Authorized Shares, the background and related issues of which are described in more detail below.

The cost of furnishing this Definitive Information Statement will be borne by us. We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward our Definitive Information Statement to the beneficial owners of our common stock held of record by them. We will reimburse such persons for out-of-pocket expenses incurred in forwarding this Definitive Information Statement to our shareholders as of the Record Date defined below.

This Notice and Definitive Information Statement will be sent to you for informational purposes only. You will not be asked to take any action with respect to the Increase in Authorized Shares.

BY ORDER OF THE COMPANY’S BOARD OF DIRECTORS

/s/ George Alvarez

George Alvarez

Chief Executive Officer and Member of the Board of Directors

/s/ Kenneth L. Waggoner

Kenneth L. Waggoner

Secretary and Member of the Board of Directors

VELATEL GLOBAL COMMUNICATIONS, INC.

A Nevada corporation

5950 La Place Court, Suite 160

Carlsbad, California 92008

DEFINITIVE INFORMATION STATEMENT

Pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended

Approximate Date of Mailing: August 1, 2012

WE ARE NOT ASKING YOU FOR A PROXY

AND YOU ARE REQUESTED NOT TO SEND US A PROXY

GENERAL INFORMATION

VelaTel Global Communications, Inc. (“Company,” “we,” “us,” or “our”) has caused this Definitive Information Statement to be filed with the United States Securities and Exchange Commission (“SEC”) pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended (“Exchange Act”). It is being furnished to the shareholders of our issued and outstanding shares of our common stock as of the Record Date defined below. The Company’s common stock consists of two series, Series A and Series B, each with a par value of $0.001, referred to herein as “Series A Shares” and “Series B Shares” respectively, and collectively as “Common Stock”.

On July 10, 2012, and pursuant to section 78.315 of the Nevada Revised Statutes (“NRS”), the Board of Directors of the Company (“Board”) executed a Unanimous Written Consent authorizing three separate corporate actions. Only the third corporate action requires approval by the shareholders of the Company’s Common Stock and is the subject of this Definitive Information Statement. The other two corporate actions are already effective, but are described herein to provide context for the third corporate action that is the subject of this Definitive Information Statement.

First, our Board approved the issuance of a total of 66,181,823 Series B Shares to three officers of the Company as follows: (i) General Counsel and Secretary Kenneth L. Waggoner 22,060,607 Series B Shares; (ii) Chief Financial Officer Carlos Trujillo 22,060,607 Series B Shares; and (iii) Vice-President of Mergers & Acquisitions Kenneth Hobbs 22,060,608 Shares (“Series B Issuance to Officers”). The Series B Issuance to Officers became effective on July 18, 2012.

Second, the Board confirmed and finalized the terms of a reverse stock split whereby the number of (i) issued Series A Shares, (ii) authorized Series A Shares, (iii) issued Series B Shares, and (iv) authorized Series B shares would all be reduced by a ratio of 100:1 (“Reverse Stock Split”). The Board had previously approved the Reverse Stock Split by a Unanimous Written Consent of the Board effective March 20, 2012, subject to an approval process through the Financial Industry Regulatory Authority (“FINRA”). FINRA approval having been obtained (subject only to filing a Certificate of Change with the Nevada Secretary of State) and shareholder approval not being required, the Board approved the filing of the Certificate of Change with the Nevada Secretary of State. This occurred on July 18, 2012. The Reverse Stock Split became effective upon confirmation of FINRA approval on July 23, 2012.

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Third, the Board approved an increase in the number of authorized Series A Shares and Series B Shares that will be available for issuance following the Reverse Stock Split by a ratio of 50:1, whereby the total number of authorized Series A Shares would be 1,000,000,000 and the total number of authorized Series B Shares would be 100,000,000 (“Increase in Authorized Shares”). In addition, the Board recommended that the shareholders of Common Stock as of the Record Date defined below approve by majority written consent the Board’s authorization to effectuate the Increase in Authorized Shares.

On July 10, 2012, and pursuant to section 78.320 of the NRS, the Company received, by written consent in lieu of a regular or special meeting, the approval of shareholders holding 220,738,375 shares of Common Stock, representing 56.8% of the total possible votes outstanding, an amendment of the Company’s Articles of Incorporation to effectuate the Increase in Authorized Shares.

The Board fixed July 10, 2012, as the record date (“Record Date”) for determining the shareholders entitled to give their written consent to the Increase in Authorized Shares. The shareholders who hold, as of the Record Date, a majority of the voting power of our Common Stock have executed a written consent resolution (“Majority Written Consent”) approving the Increase in Authorized Shares. Specifically, holders of 86,920,198 Series A Shares (with a power of one vote per share) and 133,818,177 Series B Shares (with a power of ten votes per share), equaling 56.8% of the total voting power of all of the Common Stock issued and outstanding as of the Record Date, have been cast in favor of the Increase in Authorized Shares. Inasmuch as the shareholders of our Common Stock holding 56.8% of the voting power of our outstanding Common Stock have already approved of the Increase in Authorized Shares, we are not seeking approval for the Increase in Authorized Shares from any of our other shareholders, nor will they be given an opportunity to vote on the proposal to effectuate the Increase in Authorized Shares. All necessary corporate approvals have been obtained, and this Definitive Information Statement is being furnished solely for the purpose of providing advance notice to our shareholders of the Increase in Authorized Shares, as required by the Exchange Act.

We will pay all costs associated with the distribution of this Definitive Information Statement, including the costs of printing and mailing. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending this Definitive Information Statement to the beneficial owners of our Common Stock.

Under Section 14(c) of the Exchange Act and Rule 14c-2 promulgated thereunder, a corporate action approved by Majority Written Consent cannot become effective until 20 days after the date a Definitive Information Statement is sent to the shareholders of our Common Stock. This Definitive Information Statement should be mailed to our shareholders on or about August 1, 2012. Therefore, we estimate the effective date of the Increase in Authorized Shares to be on or about August 21, 2012, (“Effective Date”).

Only one Definitive Information Statement will be delivered to multiple shareholders sharing an address, unless the Company has received contrary instructions from one or more of such shareholders. In addition, if a shareholder sharing an address with another shareholder is receiving multiple copies of our Definitive Information Statement and does not wish to receive them, they may contact Kenneth L. Waggoner at 5950 La Place Court, Suite 160, Carlsbad, California 92008. In the alternative, they may send Mr. Waggoner an email at kwaggoner@velatel.com or call him at 1 (760) 230-8986.

NO VOTE OR OTHER CONSENT OF OUR SHAREHOLDERS IS SOLICITED IN CONNECTION WITH THIS DEFINITIVE INFORMATION STATEMENT. WE ARE NOT ASKING YOU FOR A PROXY AND, FURTHERMORE, YOU ARE REQUESTED NOT TO SEND US A PROXY.

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DESCRIPTION OF THE SERIES B SHARE ISSUANCE TO OFFICERS

Board Approval of the Series B Share Issuance to Officers

On July 10, 2012, our Board approved, by Unanimous Written Consent, the Series B Share issuance of a total of 66,181,823 Series B Shares to the following three executive officers of the Company in the following amounts: (i) General Counsel and Secretary Kenneth L. Waggoner 22,060,607 Series B Shares; (ii) Chief Financial Officer Carlos Trujillo 22,060,607 Series B Shares; and (iii) Vice-President of Mergers & Acquisitions Kenneth Hobbs 22,060,608 Series B Shares. The Series B Share issuance to these executive officers became effective on July 18, 2012, prior to the effective date of the Reverse Stock Split described below. The Series B Share issuance to these executive officers, along with other Series B Shares previously issued and outstanding, is therefore subject to reduction as a result of the Reverse Stock Split.

Background and Reasons for the Series B Share Issuance to Officers

As of July 10, 2012, there were issued and outstanding 1,172,270,160 Series A Shares and 133,818,177 Series B Shares. The previously issued and outstanding Series B Shares are either owned or controlled by irrevocable proxies by two members of the Company’s executive officers. Our Chief Executive Officer George Alvarez holds proxies for 66,909,089 Series B Shares, and our President Colin Tay owns 66,909,088 Series B Shares. Inasmuch as each B Share is entitled to ten votes per share, management would lose control of the voting power of the Common Stock upon the future issuance of approximately 166 million additional Series A Shares in the aggregate. The Board believes it is in the best interests of the Company to maintain management control, including avoidance of the expense of soliciting proxies for corporate actions requiring shareholder approval. The Board further believes it is in the best interests of the Company to diversify the voting power among members of the executive management team. The Series B Share issuance to the three executive officers accomplishes these goals by issuing all remaining authorized, but not previously issued, Series B Shares equally (save one share for rounding) to the three executive officers identified above, none of whom previously owned or controlled any Series B Shares. Following the Series B Share issuance to the three executive officers, essentially all 200,000,000 currently authorized Series B Shares will be issued and outstanding to five separate executive officers, which will preserve management voting control until a total of all 2,000,000,000 authorized Series A Shares have been issued. The same ratios of authorized Series A Shares to authorized Series B Shares will be maintained as a result of the Reverse Stock Split and the Increase in Authorized Shares discussed below.

DESCRIPTION OF THE REVERSE STOCK SPLIT

Board Approval of the Reverse Stock Split

On July 10, 2012, the Board approved by Unanimous Written Consent the terms and final steps for effectuating the Reverse Stock Split, whereby the number of (i) issued Series A Shares, (ii) authorized Series A Shares, (iii) issued Series B Shares, and (iv) authorized Series B shares would all be reduced by a ratio of 100:1. The Board had previously approved the Reverse Stock Split by a Unanimous Written Consent of the Board effective March 20, 2012, which initiated and was subject to an approval process through FINRA. As of July 10, 2012, FINRA approval had been obtained (subject only to filing a Certificate of Change with the Nevada Secretary of State). Pursuant to NRS 78.207, shareholder approval of the Reverse Stock Split was not required, because the ratio by which the issued and outstanding shares compared to authorized shares of both Series A Shares and Series B Shares were all reduced equally and, therefore, the Reverse Stock Split will not adversely affect the relative voting rights of either Series of our Common Stock. Accordingly, the Board approved the filing of the Certificate of Change with the Nevada Secretary of State to occur as soon as our Preliminary Information Statement could be finalized and filed with the SEC, so that all corporate actions would be announced and become public information together in context with each other. The Certificate of Change was filed on July 18, 2012. FINRA announced the Reverse Stock Split on July 23, 2012, to become effective as of July 24, 2012, which will trigger a re-issuance of Series A Shares and Series B Shares further described below. Our Preliminary Information Statement was filed with the SEC on July 23, 2012.

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Background and Reasons for the Reverse Stock Split, and its Potential Consequences

The Company effectuated the Reverse Stock Split primarily to increase the market price and liquidity of our Series A Shares. Our Series A Shares have, for several months, been trading in the range of $0.02 to $0.01 per Series A Share. Before the Reverse Stock Split, a Series A Share was trading below $0.01. We believe that the Reverse Stock Split will make our Series A Shares more attractive to a broader range of institutional and other investors, as we have been advised that the current market price of a Series A Share adversely affects its acceptability to certain institutional investors, professional investors, and other members of the investing public. Numerous brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may also function to make the processing of trades in low-priced stocks economically unattractive to brokers. Moreover, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of common stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher. We believe that the Reverse Stock Split will make our Series A Shares more attractive and provide a more cost effective investment for many investors, which will enhance the liquidity of our Series A Shares.

We selected a reverse split ratio of 100:1 in order to balance the desire for a higher trading price for our Series A Shares against the potential decreased liquidity from reducing the total number of Series A Shares that would be issued and outstanding. We also considered the per certificate transaction costs a shareholder would incur regardless of the value of Series A Shares in certificate form that might need to be exchanged. We applied the same 100:1 reverse split ratio to both our issued and outstanding Series A Shares and our issued and outstanding Series B Shares in order to eliminate any adverse effect the Reverse Stock Split might otherwise have on the voting power of our Series A Shares. We applied the same 100:1 reverse split ratio to our authorized shares (both Series A Shares and Series B Shares) as to our issued and outstanding shares (both Series A Shares and Series B Shares) so that we could accomplish the Reverse Stock Split without the delay attendant to obtaining shareholder approval through the Preliminary and Definitive Information Statement process applicable to the Increase in Authorized Shares.

Mechanics of the Reverse Stock Split

The Company selected a record date of July 24, 2012 for purposes of notifying shareholders of our Common Stock that the Reverse Stock Split has occurred (this is different from the defined term “Record Date” described herein (July 10, 2012) for purposes of determining shareholders entitled to vote in the Majority Written Consent). We elected to require mandatory re-issuance of certificates representing shares of our Common Stock. The mechanics of the Reverse Stock Split will differ for some shareholders compared to others, depending upon whether the shares held by a particular shareholder are held beneficially in “street name” or whether they are registered directly in a shareholder’s name.

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Shareholders holding shares of our Common Stock in certificate form must surrender their certificate(s) to our stock transfer agent, Quicksilver Stock Transfer, LLC (“Quicksilver”), by delivery to 6623 Las Vegas Boulevard South, Suite 255, Las Vegas, NV 89119 (delivery by overnight courier or other secure source is recommended). Any certificate(s) representing existing shares of our Common Stock (“Old Certificate(s),” representing “Old Shares”) must be surrendered to Quicksilver in exchange for replacement certificate(s) representing the appropriate number of whole shares of the post-Reverse Stock Split shares of our Common Stock (“New Certificate(s),” representing “New Shares”). No New Certificate will be issued to a shareholder until such shareholder has surrendered a corresponding Old Certificate, together with a properly completed and executed letter of transmittal, to Quicksilver.  Each shareholder will be required to pay directly to Quicksilver a fee of $25 per New Certificate to be issued, plus a delivery fee per delivery address of $45 for delivery to a United States address, or $65 for an international address, in order to exchange any Old Certificate(s).  Shareholders will then receive one or more New Certificates representing the number New Shares to which they are entitled as a result of the Reverse Stock Split, subject to the treatment of fractional shares described below.

Until surrendered, we will deem outstanding Old Certificates held by shareholders to be cancelled and only to represent the whole number of New Shares to which these shareholders are entitled, subject to the treatment of fractional shares.  Any Old Certificate submitted for exchange, whether because of a sale, transfer or other disposition of stock, will automatically be exchanged for a New Certificate. If an Old Certificate bears any restrictive legend, the New Certificate to which it corresponds will bear the same legend when issued, unless the shareholder qualifies for and provides Quicksilver the information and fees required to obtain re-issuance of the Old Certificate for a New Certificate without a restrictive legend. Shareholders who have any questions regarding this process are encouraged to contact Quicksilver at (702) 360-0652.

The Reverse Stock Split will operate only at the record holder level. We intend to treat Series A Shares held by shareholders through a broker, bank or other nominee in the same manner as registered shareholders who have Series A Shares registered in their names.  Brokers, banks and other nominees will be instructed on how to handle the Reverse Stock Split for their beneficial holders holding our Series A Shares in street name. As a result, shareholders who hold their Series A Shares through a broker, bank or other nominee will not be required to surrender stock certificates. However, various brokers, banks or other nominees may have differing internal procedures for processing the Reverse Stock Split. Shareholders who hold Series A Shares with a broker, bank or other nominee and who have any questions in this regard are encouraged to contact their brokers, banks or other nominees. We estimate that our aggregate expenses relating to the Reverse Stock Split will not be material.

Effect of the Reverse Stock Split on Shareholders of Outstanding Common Stock

The Reverse Stock Split results in 100 of our Series A Shares or our Series B Shares (as the case may be) being combined into one new Series A Share or Series B Share (as the case may be), without giving effect to the treatment of fractional shares.

The Reverse Stock Split affects all holders of our Common Stock uniformly and will not affect any shareholder’s voting power or percentage ownership interest in the Company, except for those who hold “Fractional Shares.” Fractional shareholders of our Common Stock otherwise entitled to a fractional share as a result of the Reverse Stock Split will have their fractional share rounded up to a full share

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The Reverse Stock Split may result in some stockholders owning “odd lots” of less than 100 of our Series A Shares.  Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares.

After the Reverse Stock Split, we will continue to be subject to the periodic reporting and other requirements of the Exchange Act.  Our Series A Shares will continue to be listed on the OTC Market Group, Inc. quotation system under the symbol “VELA.”

Certain Risks Associated with the Reverse Stock Split for our Series A Shares

1.                The price per Series A Share may not increase to the level we anticipate by effectuating the Reverse Stock Split, which is the arithmetic result from a 100:1 Reverse Stock Split, namely an increase from approximately $0.005 - $0.008 per share to approximately $0.50 - $0.80 per share.

2.                Even if we achieve the price per Series A Share we anticipate, there can be no assurance that our anticipated price per Series A Share will remain at that price.

3.                Our total market capitalization after the Reverse Stock Split may be lower than immediately before the Reverse Stock Split. There are numerous factors and contingencies that could affect our Series A Share price following the Reverse Stock Split, including the status of the market for our Series A Shares over time, our reported results of operations in future periods and general economic, market and industry conditions. Accordingly, the trading price of our Series A Shares may not be sustainable at the direct arithmetic result of the Reverse Stock Split. If the trading price of our Series A Shares declines after the Reverse Stock Split, our total market capitalization (the aggregate value of all of our issued and outstanding Series A Shares at the then existing trading price) after the split will be lower than before the split.

4.                A decline in the trading price for our Series A Shares after the Reverse Stock Split may result in a greater percentage decline than would occur in the absence of the Reverse Stock Split, and the liquidity of our Series A Shares could be adversely affected following the Reverse Stock Split. The trading price of our Series A Shares will also be based on the Company’s performance and other factors, some of which are unrelated to the number of Series A Shares issued and outstanding. If the Reverse Stock Split occurs and the market price of our Series A Shares declines, the percentage decline as an absolute number and as a percentage of the Company’s overall market capitalization may be greater than would occur in the absence of the Reverse Stock Split. In many cases, both the total market capitalization of a company and the relative market price of a share of such company’s common stock following a Reverse Stock Split are lower than they were before the Reverse Stock Split. Furthermore, the liquidity of our Series A Shares could be adversely affected by the reduced number of Series A Shares that would be outstanding after the Reverse Stock Split.

5.                There can be no assurance that the Reverse Stock Split will attract institutional or individual investors and brokers. While the Board believes that a higher Series A Share price may help generate investor interest, there may be other factors that will detract from interest by institutional and individual investors and brokers.

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Effect of the Reverse Stock Split on Employee Plans, Options, Restricted Stock Awards and Units, Warrants, and Convertible or Exchangeable Securities

Based upon the 100:1 ratio described in the Reverse Stock Split, proportionate adjustments are generally required to be made to the per Series A Share exercise price and the number of Series A Shares issuable upon the exercise or conversion of all outstanding options, warrants, convertible or exchangeable securities entitling the shareholders to purchase, exchange for, or convert into, Series A Shares.  This will result in approximately the same aggregate price being required to be paid under such options, warrants, convertible or exchangeable securities upon exercise, and approximately the same value of Series A Shares being delivered upon such exercise, exchange or conversion, immediately following the Reverse Stock Split as was the case immediately preceding the Reverse Stock Split.  The number of Series A Shares deliverable upon settlement or vesting of restricted stock awards will be similarly adjusted, subject to our treatment of fractional shares.  The number of Series A Shares reserved for issuance pursuant to these securities will be proportionately reduced based upon the Reverse Stock Split ratio, subject to our treatment of fractional shares.

The Reverse Stock Split is Not Part of a Going Private Transaction

Notwithstanding the decrease in the number of our outstanding Series A Shares and Series B Shares after the Reverse Stock Split, the Board does not intend that the Reverse Stock Split would be the first step in a series of plans or proposals of a “going private transaction” within the meaning of Rule 13e-3 of the Exchange Act.

Interests of Directors and Executive Officers in the Reverse Split and Amendment to the Company’s Articles of Incorporation

The Company’s directors and executive officers have no substantial interest, directly or indirectly, in the Reverse Stock Split or the amendment to the Company’s Articles of Incorporation, except to the extent of their ownership of Common Stock or options to purchase Series A Shares.

New CUSIP Number for the Company

After the effective date of our Reverse Stock Split, our Series A Shares will have a new Committee on Uniform Securities Identification Procedures (“CUSIP”) number, which is a number used to identify our equity securities. Stock certificates with the older CUSIP number will need to be exchanged for stock certificates with the new CUSIP number by following the procedures described above.  Our Series A Shares will continue to be listed the OTC Market Group, Inc. quotation system under the symbol “VELA.”

Fractional Shares

No certificates will be issued that represent fractions of one single share of our Common Stock in connection with the Reverse Stock Split. Shareholders who otherwise would be entitled to receive fractional shares because they hold a number of Old Shares not evenly divisible by the 100:1 Reverse Stock Split ratio will be entitled, upon surrender of any Old Certificate representing such shares, to have their fractional shares of our Common Stock rounded up to a full New Share. Until such surrender, ownership of a fractional interest will not give the shareholder thereof any voting, dividend or other rights, except to receive payment or a rounded up New Share as described herein.

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Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of certain material federal income tax consequences of the Reverse Stock Split. This summary does not purport to be a complete discussion of all of the possible federal income tax consequences of the Reverse Stock Split and is included for general information only. Further, it does not address any state, local or foreign income or other tax consequences. In addition, it does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the provisions of the United States federal income tax law as of the date hereof, which is subject to change retroactively as well as prospectively. This summary also assumes that the Old Shares were, and the New Shares will be, held as a “capital asset,” as defined in the Internal Revenue Code of 1986, as amended (i.e., generally, property held for investment). The tax treatment of a shareholder may vary depending upon the particular facts and circumstances of such shareholder. Each shareholder is urged to consult with such shareholder’s own tax advisor with respect to the tax consequences of the Reverse Stock Split.

No gain or loss should be recognized by a shareholder upon such shareholder’s exchange of Old Shares for New Shares pursuant to the Reverse Stock Split. The aggregate tax basis of the New Shares received in the Reverse Stock Split (including any fraction of a New Share deemed to have been received) will be the same as the shareholder’s aggregate tax basis in the Old Shares exchanged therefore. The shareholder’s holding period for the New Shares will include the period during which the shareholder held the Old Shares surrendered in the Reverse Stock Split.

The Company’s view regarding the tax consequences of the Reverse Stock Split is not binding on the Internal Revenue Service or the courts. Accordingly, each shareholder should consult with his, her or its tax advisor with respect to all of the potential tax consequences to him, her or it as a result of the Reverse Stock Split.

Accounting Matters

The Reverse Stock Split will not affect the par value of either our Series A Shares or our Series B Shares. As a result, as of the effective date of the Reverse Stock Split, the stated capital on the balance sheet attributable to the number of Series A Shares and Series B Shares issued and outstanding will be reduced proportionately based on the Reverse Stock Split ratio. Accordingly, the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value of the Company’s Series A Shares and Series B Shares will be restated, because there will be fewer shares of our Common Stock issued and outstanding.

DESCRIPTION OF THE INCREASE IN AUTHORIZED SHARES

Board Approval to Increase the Authorized Common Stock

On July 10, 2012, our Board executed a Unanimous Written Consent authorizing the Increase in Authorized Shares and recommending that the shareholders of our Common Stock approve the Board’s proposal to amend the Company’s Articles of Incorporation to approve the Increase in Authorized Shares. The Increase in Authorized Shares will result in the number of the authorized shares of our Common Stock to increase by a ratio of 50:1 compared to the number of authorized shares of post-Reverse Stock Split Common Stock.

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Majority Written Consent Approval to Increase the Authorized Common Stock

Pursuant to sections 78.2055, 78.315, 78.320, and 78.390 of the NRS, a resolution of the Board, which is approved by the affirmative vote of the shareholders of a majority of the voting power of the outstanding Common Stock, is sufficient to amend the Company’s Articles of Incorporation. This vote was obtained on July 10, 2012, by the Majority Written Consent. The shareholders of our Common Stock, representing an aggregate of 56.8% of the total voting power of all issued and outstanding shares of our Common Stock on the Record Date, cast votes in favor of the Increase in Authorized Shares. Pursuant to NRS 78.2055, obtaining a majority of the voting power of each of our Series A Shares and our Series B Shares in isolation is not required, inasmuch as the Increase in Authorized Shares will not adversely affect the relative voting rights of either Series of our Common Stock.

Background and Reasons for the Increase in Authorized Shares, and Potential Consequences from the Increase in Authorized Shares

Concurrently with the filing of this Definitive Information Statement, or as soon as practicable thereafter, the Company is filing an SEC Form S-1 Registration Statement to register a sufficient number of Series A Shares to serve as an alternative funding mechanism for the Company’s ongoing operations. The Increase in Authorized Shares will increase the number of Series A Shares that will be available to issue as registered Series A Shares after the S-1 Registration Statement becomes effective. Moreover, we believe that a higher priced Series A Share to be accomplished by the Reverse Stock Split described above will enable the institution we have selected to offer our Series A Shares for sale to the public will find it much easier to sell to both institutional and individual investors with a higher price per Series A Share than the recent trading price in the penny range.

The Increase in Authorized Shares will also assure that we have a sufficient number of Series A Shares available for future issuance for: (i) current contractual obligations payable in Series A Shares; (ii) exercise of outstanding warrants, options and convertible debentures; (iii) raising additional working capital through future issuance of convertible debentures to meet the Company’s short and long term cash needs; (iv) issuing Series A Shares as full or partial compensation for our independent contractors; and (v) future potential business investments and acquisitions.

The Increase in Authorized Shares also achieves a corresponding and pro rata increase in the number of authorized Series B Shares. This will assure that we have a sufficient number of Series B Shares available for future issuance in order to maintain management voting control as the number of issued and outstanding Series A Shares may increase in the future.

Accordingly, for all of the reasons set forth above, we believe that the Increase in Authorized Shares is in the best interest of the Company and its shareholders.

Mechanics of the Increase in Authorized Shares

Now that the Increase in Authorized Shares has been approved by the Majority Written Consent, once the requisite time for implementing the Increase in Authorized Shares has been met, the Company will file a Certificate of Amendment to its Articles of Incorporation with the Secretary of State of the State of Nevada to amend its existing Articles of Incorporation, as previously amended, reflecting the Increase in Authorized Shares.

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Dilutive and Anti-takeover Effects of the Increase in Authorized Shares

As of the Record Date, the Company had 2,000,000,000 Series A Shares authorized, of which 1,172,270,160 were issued and outstanding (58.6% of the total authorized Series A Shares). Similarly, as of the Record Date, the Company had 200,000,000 Series B Shares authorized, of which 133,818,177 were issued and outstanding (66.9% of the total Series B Shares). As described above, on July 18, 2012, which is after the Record Date, the Company issued 22,060,607 Series B Shares to Kenneth L. Waggoner, the Company’s General Counsel and Secretary, 22,060,607 Series B Shares to Carlos Trujillo, the Company’s Chief Financial Officer, and 22,060,608 Series B Shares to Kenneth Hobbs, the Company’s Vice-President of Mergers & Acquisitions. The Company may continue to issue either Series A Shares and/or Series B Shares between the Record Date and the date the Increase in Authorized Shares becomes effective. If the Company issues additional Series A Shares or Series B Shares, either before or after the Increase in Authorized Shares, the ownership interest of existing shareholders of either the Series A Shares or the Series B Shares will be diluted.

The Increase in Authorized Shares will not have any immediate dilutive effect on the proportionate voting power of the Company’s shareholders. Because our Articles of Incorporation do not confer to our shareholders preemptive rights with respect to holders of either our Series A Shares or our Series B Shares, if the Board elects to issue additional shares of our Common Stock, existing shareholders would not have any preferential rights to purchase these shares. If the Board elects to issue the already authorized, but unissued, shares of our Common Stock, the number of such shares would have a dilutive effect on those who hold shares of the same Series of Common Stock. To the extent any of those shares are issued, there will be a proportionate dilution of the shareholders of the same Series of Common Stock.

The Company utilizes the services of a number of Independent Contractors in connection with its operations. Series A Shares are issued to those individuals approximately monthly, based upon the closing price of our Series A Shares immediately prior to each issuance. It would be speculative for the Company to predict the number of such Series A Shares that will be issued, given that we have no way of telling what the price per Series A Share will be after the Increase in Authorized Shares or what that price will be in the future. In addition, the number of Independent Contractors the Company utilizes and their respective compensation changes from time to time.

The Increase in Authorized Shares, either alone or in conjunction with the Reverse Stock Split, could, under certain circumstances, have an anti-takeover effect. However, this is not the purpose or intent of the Board in authorizing either the Reverse Stock Split or the Increase in Authorized Shares to occur. The combined effect of the Reverse Stock Split and the Increase in Authorized Shares will decrease the number of issued and outstanding shares of both our Series A Shares and Series B Shares, while at the same time making available to the Company a relatively higher number of both Series A Shares and Series B Shares that the Company could issue, depending upon the exact nature and circumstances of any actual issuances of authorized but unissued shares of our Common Stock. The availability of such shares could potentially deter takeovers, including takeovers that the Board determines are not in the best interest of the shareholders. The number of the authorized shares of our Common Stock that could be issued (within the limits imposed by applicable law) in one or more transactions could make a change in control or takeover more difficult. This, however, is highly unlikely because of the voting rights afforded to holders of our Series B Shares. Nevertheless and by way of an example, we could issue additional Series A Shares and Series B Shares so as to dilute the stock ownership or voting rights of persons seeking to obtain control without our agreement. Similarly, the issuance of additional Series A Shares and Series B Shares to certain persons allied with our management could have the effect of making it more difficult to remove our current management by diluting the stock ownership or voting rights of persons seeking to cause such removal. The Reverse Stock Split combined with the Increase in Authorized Shares, therefore, may have the effect of discouraging unsolicited takeover attempts. By potentially discouraging initiation of any such unsolicited takeover attempts, this may limit the opportunity for our shareholders to dispose of their Series A Shares at the higher price generally available in takeover attempts or that may be available under a merger proposal. However, the Board is not aware of any attempt to take control of our business, and the Board has not considered the Reverse Stock Split and/or the Increase in Authorized Shares to be a tool to be utilized as a type of anti-takeover device.

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Potential Uses for the Unissued Series A Shares Available After the Increase in Authorized Shares

The Company is continuously attempting to acquire strategically related businesses and/or assets in order to expand its core business. Possible business and financial uses for the unissued but authorized Common Stock include, without limitation: (i) raising capital through the sale of our Series A Shares; (ii) acquiring other products or services in exchange for our Shares; (iii) attracting and retaining Independent Contractors by issuance of addition securities under compensation plans; and (iv) other transactions and corporate purposes that the Board deems to be in the best interest of the Company and its shareholders.

DESCRIPTION OF THE COMPANY’S COMPENSATION

FOR EXECUTIVE OFFICERS AND DIRECTORS

Compensation Discussion and Analysis for Executive Officers

During the entirety of 2008, 2009 and up until March 31, 2010, the Company’s executive officers (other than George Alvarez) and others involved with the Company’s operations were compensated pursuant to Independent Contractor Agreements.  The compensation called for in the Independent Contractor Agreements was paid utilizing our Series A Shares.

Effective April 1, 2010, the executive officers commenced receiving the following annual salaries: (i) George Alvarez, Chief Executive Officer - $350,000; (ii) Mario Alvarez, Chief Operating Officer - $300,000; (iii) Carlos Trujillo, Chief Financial Officer - $275,000; (iv) Kenneth L. Waggoner, Executive Vice President Legal, General Counsel and Secretary - $275,000; (v) Isidoro Gutierrez, Chief Administrative Officer - $250,000; and (vi) Kenneth Hobbs, Vice President of Mergers and Acquisitions - $240,000.  Effective July 1, 2010, Oliver Schwarz began receiving an annual salary of $275,000 as the Company’s Executive Vice President of Investor Relations.

On April 1, 2011, but retroactive to an effective date of November 1, 2010, we entered into an Executive Employment Agreement with President Colin Tay to compensate him at the annual rate of $350,000, to provide him with other employment benefits the Company may provide to its executive officers in the future and to issue him 66,909,088 Series B Shares.  The term of the Executive Employment Agreement commenced on November 1, 2010, (“Commencement Date”) and ends on December 31, 2013, (“Term”); provided, however, that the Term is automatically extended for one additional year on the anniversary of the Commencement Date and on each anniversary thereafter, unless, not less than 90 days prior to each such date, either Mr. Tay or the Company has given notice to the other that he or it does not wish to extend the Term.  During the Term, Mr. Tay will serve as our president and have such powers and duties as are normally inherent in such capacity in publicly held corporations of similar size and character as the Company, or as may be prescribed by our Board.  Although the Term is retroactive, the issuance of the Series B Shares is not. The Series B Shares were issued to Mr. Tay on April 12, 2011.

On January 15, 2012, all former employees, including executive officers, entered into Independent Contractor Agreements whereby they receive compensation approximately monthly in the form of Series A Shares registered under SEC Form S-8. The rate of compensation of executive officers is approximately equal to annual salaries described above, plus reimbursement of certain self-employment expenses.

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Executive Officer Equity Awards

The table below summarizes, as of both December 31, 2011 and as of the Record Date, all unexercised options, stock that has not vested and equity incentive plan awards for each named executive officer outstanding as of the date of this Definitive Information Statement. The number of options exercisable and the exercise price are prior to adjustment as a result of the Reverse Stock Split.

OPTION AWARDS						STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Equity Incentive Plan Awards Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)
George Alvarez, Chief Executive Officer	0	0	0	$0	N/A	0	0	0	0
Mario Alvarez, Chief Operating Officer	0	0	0	$0	N/A	0	0	0	0
Isidoro Gutierrez, Chief Administrative Officer	8,722,322	0	0	$0.13	07/15/21	0	0	0	0
Kenneth Hobbs, Vice President of Mergers and Acquisitions	1,846,153	0	0	$0.13	07/15/21	0	0	0	0
Colin Tay, President	3,000,000	0	0	$0.13	07/15/21	0	0	0	0
Carlos Trujillo, Chief Financial Officer and Chief Accounting Officer	2,115,384	0	0	$0.13	07/15/21	0	0	0	0
Kenneth L. Waggoner, Executive Vice President Legal, General Counsel and Secretary	2,115,384	0	0	$0.13	07/15/21	0	0	0	0

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2011 Stock Option and Incentive Plan

On May 10, 2011, we adopted the "China Tel Group, Inc. 2011 Stock Option and Incentive Plan" ("2011 SOP"). We did so pursuant to a resolution of our Board and pursuant to a majority written consent of the shareholders of our Common Stock. It was implemented pursuant to a Definitive Information Statement filed with the SEC and mailed to the shareholders of our Common Stock.

On July 15, 2011, we issued 37,500,000 options to purchase Series A Shares at an exercise price of $0.13 per Series A Share (both the number of options and the exercise price are pre-Reverse Stock Split). The options were issued to eligible recipients under the 2011 SOP.  All options were fully vested upon issuance and constitute non-statutory options under the terms of the 2011 SOP. The specific awards are detailed above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following tables set forth, as of the Record Date, the total number of Series A Shares and Series B Shares owned beneficially by each of our current directors and executive officers, individually and as a group, and the present owners of 5% or more of our total outstanding shares.  The shareholders listed below have direct ownership of their Common Stock and possesses sole voting and/or dispositive power with respect to their ownership. All numbers are as of the Record Date and therefore pre-Reverse Stock Split numbers.

OWNERSHIP OF SECURITIES BY EXECUTIVES AND RELATED PARTIES

OF SERIES A COMMON STOCK

Name and Address of Beneficial Owner of Series A Shares (1)	Beneficial Ownership (2)		Percentage of Shares Owned		Total Voting Power (3)
Isaac Organization, Inc. 105 Schneider Road Ottawa, Ontario, K2K 1Y3, CANADA	-	(4)	-	(4)	-	(4)
Antonios Isaac 3525 Del Mar Heights Road, Suite 765 San Diego, CA, 92130	-	(5)	-	(5)	-	(5)
Ironridge Global IV, Ltd. Harbour House, Waterfront Drive Road Town, Tortola, British Virgin Islands VG1110	117,000,000		9.98%		4.66%
Colin Tay (6)	18,000,000		1.54%		29.71%	(3, 6)
COR Specialty Opportunity Fund I, LLC 233 Wilshire Blvd., Suite 830 Santa Monica, CA 90401	58,867,119		5.02%		0%	(6)
George Alvarez	5,557,149		0.47%		26.87%	(3)
Mario Alvarez	7,680,880		0.66%		0.31%
Carlos Trujillo	6,520,421		0.56%		0.26%
Kenneth L. Waggoner	11,342,830		0.97%		0.45%
Kenneth Hobbs	7,323,686		0.62%		0.29%
Isidoro Gutierrez	9,759,108		0.83%		0.39%
Total:	242,051,193		20.65%		62.95%	(3)

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(1)	Unless otherwise noted, the address of each shareholder is 5950 La Court Place, Suite 160, Carlsbad, California 92008.
(2)	Unless otherwise noted, the security ownership disclosed in this table is both of record and beneficial ownership. Under Rule 13-d of the Exchange Act, shares not outstanding but subject to options, warrants, rights, conversion privileges pursuant to which such shares may be acquired in the next 60 days are deemed to be outstanding for the purpose of computing the percentage of outstanding shares owned by the person or entity having such rights, but are not deemed outstanding for the purpose of computing the percentage for such other persons. The number of outstanding options with conversion privileges pursuant to which Series A Shares may be acquired by each person or entity included in this Ownership of Securities Table is reported separately in the Outstanding Equity Award table immediately above.
(3)	Combined voting power based on beneficial ownership of and proxies to vote Series A Shares and Series B Shares.
(4)	On March 17, 2010, Isaac Organization, Inc. filed an SEC Form 3 disclosing that the Company issued Isaac Organization, Inc. 53,199,934 Series A Shares on February 10, 2010 pursuant to a stock purchase agreement between the Company and Isaac Organization, Inc. On May 21, 2010, the Company cancelled the 53,199,934 shares previously issued to Isaac Organization, Inc., based on an amendment of the stock purchase agreement. On June 13, 2012, the Company issued Isaac Organization, Inc. 60,612,408 Series A Shares in payment of a promissory note. Also on June 13, 2012, Isaac Organization, Inc. transferred all 60,612,408 shares to three transferees, each of whom Isaac Organization, Inc. represents to the Company is not an affiliate of Isaac Organization, Inc. The Company has issued to Isaac Organization, Inc. or to transferees as requested by Isaac Organization, Inc. a total of 208,101,917 Series A Shares. Isaac Organization, Inc. represents to the Company that, except as to the 53,199,934 share issuance and subsequent cancellation described above, it has never been a beneficial owner of 5% or more of the Company’s issued and outstanding Series A Shares. Isaac Organization, Inc. also holds 208,101,917 outstanding warrants.
(5)	On March 19, 2010, Antonios Isaac filed an SEC Schedule 13D disclosing that he was the direct or indirect beneficial owner of the Series A Shares issued to Isaac Organization, Inc. on February 9, 2010 described in Note 4 above, in his capacity as the sole shareholder of Isaac Organization, Inc. In the same Schedule 13D, Antonios Isaac disclosed direct or indirect beneficial ownership of 2,500,000 Series A Shares issued to Negotiart of America, Inc. on August 11, 2009; 5,000,000 Series A Shares issued to Negotiart, Inc. on October 14, 2009; and 4,000,000 Series A Shares issued to Antonios Isaac on December 28, 2009. The Company has not issued any additional Series A Shares to any of the foregoing, except the additional Series A Shares issued to Isaac Organization, Inc. described in Note 4 above. Antonios Isaac represents to the Company that, except as to the 53,199,934 share issuance and subsequent cancellation described in Note 4 above, he has never been a beneficial owner of 5% or more of the Company’s issued and outstanding Series A Shares.
(6)	Colin Tay is also the beneficial owner of Series A Shares held by COR Special Opportunity Fund I, LLC. The total voting power represented by these shares is reflected only for Colin Tay and not COR Special Opportunity Fund I, LLC.

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OWNERSHIP OF SECURITIES BY EXECUTIVES AND RELATED PARTIES

OF SERIES B COMMON STOCK

Name and Address of Beneficial Owner of Series B Common Stock (1)	Beneficial Ownership (2)		Percentage of Shares Owned		Total Voting Power (3)
George Alvarez	66,909,089		50%	(7)	26.87%	(3)
Alvarez & Alvarez IRR Trust	18,636,363		0%	(8)
Cuachira, LLC Campos Eliseos #231 Piso 16 Col. Polanco, Mexico 11560 DF	5,000,000		0%	(9)
Matthew Jennings 399 N. Highway 101 Solana Beach, California 92075	13,686,363	(10)	0%	(11)
Colin Tay	66,909,088		50%		29.71%	(3, 6)
Total:	133,818,177		100%		56.59%	(3)

(7)	George Alvarez does not directly own but holds proxies to vote, 66,909,089 Series B Shares.
(8)	Alvarez and Alvarez Irrevocable Living Trust maintains dispositive power over 18,636,363 Series B Shares, but may only transfer these shares with the consent of George Alvarez, to whom the Trust has given a proxy.
(9)	Cuachira, LLC maintains dispositive power over 5,000,000 Series B Shares, but may only transfer these shares with the consent of George Alvarez, to whom Cuachira, LLC has given a proxy.
(10)	Consists of (i) 6,750,000 Series B Shares held by Westmoore Investment L.P., of which Mr. Jennings is general partner; (ii) 2,250,000 Series B Shares held by Westmoore Capital Group Series A, LLC, of which Mr. Jennings is Manager; (iii) 2,036,363 Series B Shares held by Westmoore Management, LLC, of which Mr. Jennings is Chief Executive Officer; (iv) 1,900,000 Series B Shares held by Westmoore Capital Group Series B, LLC, of which Mr. Jennings is Manager; (v) 500,000 Series B Shares held by Westmoore Capital Group Series II, LLC, of which Mr. Jennings is Manager; and (vi) 250,000 Series B Shares held by YYZ Holdings, of which Mr. Jennings is a 40% stockholder.
(11)	Mr. Jennings maintains dispositive power over 13,686,363 Series B Shares, but may only transfer these shares with the consent of George Alvarez, to whom Mr. Jennings has given a proxy for each Westmoore entity described in Note 10.

INTERESTS OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

No director, executive officer, associate, or any other person has any substantial interest, direct or indirect, in the Increase in Authorized Shares, except as otherwise described above.

NO DISSENTER’S RIGHTS

Under the NRS, our dissenting stockholders are not entitled to appraisal rights with respect to the Increase in Authorized Shares, and we will not independently provide our shareholders with any such rights.

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WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the Exchange Act and are required to file reports, proxy statements and other information with the SEC regarding our business, financial condition and other matters pursuant to and in accordance with the Exchange Act. You may read and copy the reports, proxy statements and other information filed by us at the public reference facilities maintained by the SEC at 100 F Street, NE, Room 1580, Washington DC 20549. Please call the SEC at 1-800-SEC-0330 for additional information about the public reference facilities. The reports, proxy statements and other information filed with the SEC are also available to the public over the internet at http://www.sec.gov, the internet website of the SEC. All inquiries regarding the Company should be addressed to our Executive Vice President Legal, General Counsel and Secretary, Kenneth L. Waggoner, at 5950 La Court Place, Suite 160, Carlsbad California 92130. His email address is kwaggoner@velatel.com. His telephone number is 1-760-230-8986.

BY ORDER OF THE COMPANY’S BOARD OF DIRECTORS

/s/ George Alvarez

George Alvarez

Chief Executive Officer and Member of the Board of Directors

/s/ Kenneth L. Waggoner

Kenneth L. Waggoner

Secretary and Member of the Board of Directors

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